Exhibit 10.1

ViroPharma Incorporated

730 Stockton Drive

Exton, PA 19341

January 9, 2009

Robert Pietrusko

1103 Dickens Way

West Chester, PA 19380

Re:	Amendment to Outstanding Options

Dear Bob:

In connection with your continued employment as Vice President, Global Regulatory Affairs and Quality of ViroPharma Incorporated (the “Company”), the terms of the option agreements (collectively, the “Option Agreements”) granted to you prior to the date of this letter provide that such Option Agreements may vest following a Change in Control (as defined in the relevant equity plan pursuant to which an option agreement was issued) if certain conditions are met. As a recognition of your continuing service to the Company, the Company hereby amends the Option Agreements listed on Schedule A hereto (the “Amended Options”) to add the following vesting conditions relating to a Change in Control:

16.	Change of Control Vesting Conditions.

(a) Discontinuation of Plan and Non-Substitution of Shares. Notwithstanding anything to the contrary set forth in the Plan other than Section 14.4 or Section 14.5, if there is a Change of Control prior to the date that the Optionee’s employment with the Company has ceased for any reason and in which the Plan is not continued by a successor corporation, and in which equivalent, substituted options for common stock and substituted restricted shares in a successor corporation are not provided to the Optionee, then, all of the Optionee’s unvested Shares hereunder shall be fully and immediately vested and exercisable.

(b) Continuation of Plan or Substitution of Shares. If there is a Change of Control prior to the date that the Optionee’s employment with the Company has ceased for any reason and in which the Plan is continued by a successor corporation or in which equivalent substituted options for common stock and substituted restricted shares in a successor corporation are provided to the Optionee, any then unvested Shares under this Option shall vest as follows:

(i) if the Optionee is not offered substantially equivalent employment or service with the successor corporation or a related employer (both in terms of duties and compensation), then any unvested portion of this Option as of the date of the Change of Control shall be fully and immediately vested and exercisable and shall have restrictions lifted; and

(ii) if the Optionee is offered substantially equivalent employment with the successor corporation or a related employer (both in terms of duties and compensation), then any then unvested Shares under this Option shall not be subject to accelerated vesting; provided however, that if the Optionee’s employment with the successor corporation or related employer is terminated by the successor corporation or related employer during the six month period following such Change of Control, then any unvested Shares under this Option or substituted options or restricted shares shall be fully and immediately vested and exercisable at the date of the Optionee’s termination of employment.

(c) Notwithstanding Sections 16(a) and 16(b) hereof, the Optionee shall be notified by the Board or the Committee of any event that may constitute a Change of Control in advance of the effective date of such Change of Control. Notice shall be provided, in the sole discretion of the Committee, as soon as reasonably practicable before the Change of Control. The Optionee may refuse to accept accelerated vesting of his Award after consideration of the tax consequences to such Optionee resulting from the Change of Control, provided that any such refusal shall be communicated to the Committee in writing before the Change of Control. If it is not practicable to provide advance notice of such Change of Control, the Optionee will be deemed to have elected to refuse such acceleration, but only to the extent that it is determined, as soon as practicable after the Change of Control, that accelerated vesting will result in negative tax consequences under Section 280G of the Code.

provided however; that, except for renumbering any relevant paragraphs or cross-references set forth within of the Options Agreements (each as determined by the Board, in its sole discretion), the term set forth in each Amended Option shall remain in effect and shall not be modified.

Thank you for your continued service to the Company.

Very truly yours,

/s/ Vincent J. Milano
Vincent J. Milano

Agreed and Acknowledged:

/s/ Robert Pietrusko
Robert Pietrusko

Schedule A

Incentive Stock Options

Grant Date	Options Granted	Price	Vested	Unvested
4/30/2007	26,524	$15.08	6,631	19,893
1/11/2008	5,000	$9.96		5,000
6/13/2008	5,025	$9.99		5,025
1/8/2009	7,407	$13.50	0	7,407
TOTAL	43,956		6,631	37,325

Non-qualified Stock Options

Grant Date	Options Granted	Price	Vested	Unvested
4/30/2007	73,476	$15.08	18,369	55,107
6/15/2007	14,000	$13.97	3,500	10,500
1/11/2008	15,000	$9.96	0	15,000
6/13/2008	49,975	$9.99	0	49,975
1/8/2009	52,593	$13.50	0	52,593
TOTAL	205,044		21,869	183,175